EXHIBIT 99.1


                              IMMERSION CORPORATION

                            MODERATOR: VICTOR VIEGAS
                               SEPTEMBER 22, 2004
                                   3:30 PM CT


Operator:             At this time I would like to welcome everyone to the Sony
                      Litigation conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period.

                      If you would like to ask a question during this time, simply press star, then the 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. I would now like to turn the conference over to Mr. Victor Viegas, Immersion's President and CEO and CFO. Sir, you may begin.

Victor Viegas:        Thank you (Marcus). Good afternoon ladies and gentlemen.
                      I'm pleased to welcome you to this conference call regarding the recent favorable jury verdict and damage award in Immersion's litigation against Sony Computer
                      Entertainment, Inc. and Sony Computer Entertainment of
                      America, Inc.

                      Our press release announcing the verdict is available at our Web site, www.immersion.com. Joining me on today's call is Patrick Reutens, Immersion's Senior Vice President of Corporate Development and Legal Affairs.

                      A replay of today's call may be accessed until September 26, 2004 by dialing 800 642-1687 and entering reservation number 60353. A replay of this call will also be archived and available on our Web site for one year.

                      All statements made during this conference call that are not statements of historical fact constitute "forward-looking statements" and are made pursuant to the Safe-Harbor Provision of the Private Securities Litigation Reform Act of 1995. Actual results could vary materially from those contained in forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are described in our reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.

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                      We recognize that many of you have questions regarding the outcome, future steps in the legal process, and how this verdict affects Immersion's business. Today I will be taking questions regarding yesterday's announcement, but I will not be able to discuss or answer questions on matters relating to the continuing legal process or speculative questions. These subjects include: analysis of Sony's defense in the trial; speculation on Sony's intentions, plans or possible future actions; speculation regarding a settlement; any future possible effect of the verdict on any other companies; questions regarding the nature of any possible appeal; performance of either parties witnesses; or evaluation of legal theories advanced by either side.

                      I will also not be discussing Immersion's specific business conditions or results. Our next scheduled conference call to discuss Immersion's third quarter financial results is currently scheduled to be October 25.

                      For those of you who are new to Immersion, I thought I would provide you with a brief overview of our business. We are a leading provider of haptic technology that brings the sense of touch to a wide variety of markets. We develop, manufacture, and license and support a wide range of hardware and software technologies that let users interact with digital devices using their sense of touch.

                      We focus on four application areas -- medical simulation, computer and console gaming, mobility, and automotive. In markets where our touch technology is a small piece of a larger system (such as mobile phones, consumer gaming products, and automotive interfaces), we license our technologies to third party manufacturers who integrate our technology into their products and resell it under their own brand names.

                      In other markets, where our touch technology is a complete system (like medical simulation systems, and three-dimensional and professional products), we manufacture and sell products under our own Immersion brand name through direct sales, distributors, and value added resellers. In all market areas, we also engage in development projects for third parties and government agencies, from time to time.

                      Our objective is to proliferate our technologies across markets, platforms, and applications so that touch and feel become as common as color, graphics, and sound in modern user interfaces.


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                      Immersion and its wholly owned subsidiaries hold more than
                      230 issued patents and more than 270 pending patent applications worldwide, covering various aspects of hardware and software technologies.

                      Our focus is revenue growth that leads to sustained profitability. We recently expanded our sales and marketing team and are executing initiatives to perform the following:

                      1) Launch our medical simulator products, expand our customer base, and increase penetration in our installed base. We are already the leader in medical simulation with more than 1,000 systems installed worldwide, but many more healthcare facilities and teaching hospitals can benefit from using our products.

                      2) Close new deals with mobile phone manufacturers, content providers, and carriers, providing them with new revenue opportunities and potential replacement hardware sales.

                      3) Expand our automotive business with both development contracts and platform design wins across a broader range of mainstream vehicle classes.

                      While litigation expense has been a burden on our mission to achieve profitability, we are looking forward to resolving the litigation with Sony.

                      Now, I will start the litigation discussion by summarizing the trial background and outcome. The case involved Immersion's allegation that Sony Computer Entertainment America, Inc. (SCEA) and Sony Computer Entertainment, Inc. (SCEI, the Japanese parent of SCEA) infringed 16 claims in two of our patents, U.S. Patent Number 6,275,213 and 6,424,333, relating to vibro-tactile technologies. The case was filed on February 11, 2002 in the U.S. District Court for the Northern District of California. The case has been pending before United States District Judge Claudia Wilken.


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                      The jury trial began on August 16, 2004. The jury was
                      composed of nine people -- six women and three men. A unanimous jury decision was required. I am pleased to report that on September 21, the jury returned a verdict in favor of Immersion.

                      I'd like to address what the jury was asked to decide, and what they did in fact decide, as indicated on the verdict form. As background, the systems and methods alleged to infringe in this particular case were the systems comprising Sony PlayStation consoles, Dual Shock controllers, and a list of 47 PlayStation games.

                      The jury was asked to look at questions of infringement, validity, and damages. On infringement, the jury was asked a series of 13 questions relating to the two patents. Summarizing, the jury was asked:

                      1) Whether Immersion had proven that it was more likely than not that one or more of its patent claims covered the PlayStation consoles and Dual Shock controller, in conjunction with one or more of 47 games, accused in this case.

                      2) Whether SCEA and SCEI directly infringed or induced infringement.

                      3) What specific claims were infringed.

                      The jury found that Sony infringed all the asserted claims of U.S. Patent Numbers 6,275,213 and 6,424,333. The jury also was asked a series of questions relating to whether Sony had proven that the asserted claims of the two patents were invalid.

                      Because patents are presumed valid under the patent laws, it was up to Sony to prove the claims were invalid. Sony contended the patent claims were invalid under three different theories called anticipation, obviousness, and for certain claims, lack of written description.

                      The jury decided that all the asserted claims were valid. If the jury found any claim of the two patents to be valid and infringed, the jury was asked to decide the amount of reasonable royalty damages to be awarded Immersion. The jury awarded damages to Immersion in the amount of $82 million.

                      Finally, the jury was asked to decide if SCEA or SCEI willfully infringed the patents. This is a separate question because willfulness is a factor that can be considered by the Court in deciding whether to increase the amount of damages. The patent laws allow the Court to increase damages up to three times, but this is a matter in the discretion of the Court. The jury found no willful infringement on the part of SCEA or SCEI.

                      During the trial, Sony argued that, if it was found to infringe and the claims were valid, the damages should be $9.4 million, or $5 million if it only infringed the `333 patent, which issued in July of 2002.


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                      Immersion requested damages in the amount of $299 million.
                      While the jury's award of $82 million is less than the amount we requested, we are pleased that the jury held the patents valid and infringed. The jury does not comment on their decision other than through their answers on the verdict form, which I have just now summarized.

                      There are additional remedies that Immersion intends to pursue. Immersion will seek a permanent injunction to prevent further infringement. This will be a matter presented to the Court. Even if Immersion is successful in obtaining an injunction, we expect that Sony would seek to stay the effect of an injunction, pending the outcome of appeals.

                      Immersion also intends to ask the Court to award "pre-judgment interest" on the damage amount. This could increase the damages awarded to Immersion.

                      You may have a question regarding whether Sony will have to pay Immersion's legal fees. The jury's decision does not include any award of attorney's fees. This is not a matter that the jury decides, so there is no award of any attorney's fees in the verdict. The patent laws allow the Court to award "reasonable attorney fees" in what are called "exceptional cases." While it is unusual for attorney fees to be awarded, Immersion intends to vigorously pursue all remedies that are available. I, of course, cannot predict how the Court will rule on future issues that may be presented.

                      Although the trial was open to the public, the transcripts of the testimony are not posted. Copies of the transcripts of any particular session from the trial can be purchased from the Court Reporter at the U.S .District Court for the Northern District Court of California in Oakland.

                      Overall, we are pleased that the jury has agreed with our position on the merits of our patent rights.

                      I will now describe the possible next steps in the legal process. The next step in the legal process that we expect is that the parties will file motions, which I understand are referred to as post-trial motions, challenging the jury's decision.

                      I note that Sony also is asserting that the `333 patent is not enforceable because of alleged inequitable conduct during the prosecution of that patent. There is one narrow issue remaining that will be heard solely by the judge, in a manner and on a schedule that the Court will determine.


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                      When the post-trial motions and other issues are resolved, the Court will enter a judgment. We expect this process to last up to 90 days.

                      As far as timing, a notice of appeal needs to be filed within 30 days after the judgment is entered. The appeal would be heard by the United States Court of Appeals for the Federal Circuit in Washington D.C.

                      This is the court that hears all appeals in patent cases. Appeals from the Federal Circuit could then be made to the Supreme Court of the United States. However, the Supreme Court only hears appeals in cases in which it decides to hear the case.

                      The appeals process typically involves preparing the record from the proceedings in the trial court, briefing by both parties, and then argument before a panel of three judges. The time frame for an appeal varies from case to case, and it is our understanding that the typical timeframe is 12 to 18 months, but it could be longer or shorter depending on a number of factors.

                      The Appellate Court could find that the District Court erred as a matter of law or that there was insufficient evidence to support the judgment, and may remand the case back to the District Court for further proceedings, consistent with the Appellate Court's decision.

                      If Sony wishes to stay the effect of a judgment, Sony will need to post a bond. The amount of the bond is a matter for Judge Wilken to decide.

                      I will now take questions, but please let me remind you that I will not be discussing Immersion's financial performance or business conditions. And I will not be able to answer questions on subjects including matters relating to the continuing legal process or speculative questions identified earlier.
                      (Marcus) please open the call for questions.

Operator:             Thank you. At this time I would like to remind everyone,
                      if you would like to ask a question, please press the star, then the 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from (Ken Hagen) with Lakeside Capital.

(Ken Hagen):          Hi, Vic, congratulations.



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Victor Viegas:        Thank you (Ken).

(Ken Hagen):          A couple questions. Now that you have won this case, is it fair to say that the validity of the patents can't be contested by any other third party?

Victor Viegas:        Clearly, there were two patents at issue in this case, and they were found to be valid by this jury. That gives us quite a bit of confidence. We've always had confidence in our patent portfolio. But in particular, this one has been tested by Sony, and they were declared valid. So we think it's a very important step. And we think it's one that validates the balance of our patent portfolio.

(Ken Hagen):          Yes, because I would think it would be -- any
                      other party would be stopped from making the same claims against that patent. Second thing is on damages -- those were calculated -- the damages that were before the jury did not include foreign sales of Sony products. Is that correct?

Victor Viegas:        That's correct. The patents that we brought into
                      suit -- the two patents -- were U.S. patents only. And so this particular case is about the U.S. infringement of those two patents.

(Ken Hagen):          So, the damages that were calculated were in my
                      recollection August of '01 through what time period?

Victor Viegas:        Our data and our damages expert had information through
                      June 30 of 2004.

(Ken Hagen):          Okay, so that $82 million doesn't include damages after
                      June `till the current date.

Victor Viegas:        That's correct, nor does it address future damages for any continuing shipment of infringing products.

(Ken Hagen):          Or foreign sales, I guess, as well. And the prejudgment
                      interest that's about 1.5% a month? Is that how it was being calculated? I know it wasn't before the jury, but is that your understanding as to what the right amount is?

Victor Viegas:        I understand that to be the standard rate that Immersion
                      and Sony would charge for delinquent payment. So it's the position that I believe we will be taking with the judge.


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(Ken Hagen):          If I could just do the calculation, that's about a little
                      north of $20 million in additional damages or proceeds that would be due the company.

Victor Viegas:        Potentially. I think there are issues about the rate, the
                      timeframe, and so on. But that's something that I can't really speculate on, other than that we will be aggressively pursuing something in that order.

(Ken Hagen):          And last question, all the proceeds, when they're
                      collected, will go to use as something in the Microsoft settlement that was required any proceeds due to Microsoft.

Victor Viegas:        That's not correct. The current verdict of damages at $82
                      million, I believe it is safe to say, that it may lead to settlement discussions between Immersion and Sony. If the two parties were to settle the matter, then the payment under a settlement agreement would be subject to a repayment obligation that we have with Microsoft.

                      And I guess I would point you and others to our previous filings with the SEC, particularly in the most recent 10Q footnote number 6, where we say that, under certain circumstances related to a company-initiated settlement with Sony Computer Entertainment, the company would be obligated to pay Microsoft a minimum of $15 million.

(Ken Hagen):          But if you collect on this verdict, it all goes to you,
                      not to Sony -- not to Microsoft is the question.

Victor Viegas:        If we collect on the verdict, I think it will depend on
                      very close reading of the agreement we have with Microsoft.

(Ken Hagen):          Well, congratulations, Vic.

Victor Viegas:        Thank you (Ken).

Operator:             Once again, in order to ask a question, press star 1 on
                      your telephone keypad. Your next question comes from (Greg
                      Cioth), a Private Investor.

Victor Viegas:        Hi (Greg).

(Greg Cioth):         Hello Vic, Patrick. Congratulations on a long fought
                      battle and great job by the legal team and all you guys.
                      So congratulations, first of all, on that.


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Victor Viegas:        Thank you very much.

(Greg Cioth):         Regarding the game, we said that they were in violation of
                      47 games. And the jury didn't come back and find that Sony violated 47 games.

                      Were you able to discuss with the jury at all on an exit interview why they didn't find any violation of a few of those games?

Victor Viegas:        There were two patents. So if you look at the `213 patent,
                      I believe the jury found that 44 out of 47 games infringed. If you look at the `333 patent, it was a similar finding. However, all 47 games were found to have infringed at least one of the patents. So in many cases, the games infringed both patents. In some cases, the games only infringed one patent.

                      Why they reached that conclusion, I don't know. We did discuss briefly with a few members of the jury. But we did not arrive at any reason why certain games infringed one, but not both, patents.

(Greg Cioth):         Okay. And then regarding a meeting October 1 with Judge
                      Wilken what is going to occur at that date?

Victor Viegas:        I believe that's a status meeting, which will simply
                      summarize what's occurred, probably create a calendar for future motions, resolve any open issues that need to be dealt with. So it's more of an administrative meeting. And then subject to future motions, appeals, injunctions, there will be further meetings, discussion, and so on, with the judge.

(Greg Cioth):         Okay. And then regarding -- I was at the shareholders'
                      meeting and saw the new controller device that you're demoing on the Xbox that was quite significantly different in feel than your current patent or the current PS2 controller. Do these same patents cover that device, or are those new patents under that scenario, that product?

Victor Viegas:        The patent that we utilized in this particular case had to do with what's called a plurality of motors. So these are devices with more than one motor. But they also covered other areas such as various pulsing claims and other ways to achieve a certain level of fidelity.

                      The technology you're referring to, I believe, would utilize some of the pulsing claims, but it would be covered under a number of other patents that Immersion has on this additional technology. So we have single-motor patents, we have dual-motor patents, and we have patents that cover various aspects of achieving the force effects.

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(Greg Cioth):         Great. And then does the jury's verdict and the amount of
                      it -- I saw on the jury form that there's no, you know, percent calculated. I know in the trial we were arguing 5% and Sony 0 to maybe 2-1/2% -- does the jury's verdict at $82 million impact, or let me say, legally bind us to some sort of percent going forward, or is that just an open negotiation between the two parties?

Victor Viegas:        I believe that's an open negotiation between the two
                      parties. It will be a function of the risks associated with injunctions versus the lengthened process of an appeal. And hopefully the two parties can reach agreement on some ongoing royalty rate or amount that would be satisfactory.

(Greg Cioth):         Okay, great. And I think that was, let's see, it.
                      Appreciate it, and congratulations again.

Victor Viegas:        Thank you, (Greg).

Operator:             Your next question comes from (Ben Simmon) with (Future
                      Trade).

(Ben Simmon):         Hi -- two questions. One, how much are you spending, if
                      you'll give this out, for legal expense this year? And what would you estimate the amount would go down now that you don't have to prepare for this type of trial? And I'm assuming that it does go down from here.

                      And two, Microsoft, as I understand it, does not pay you a royalty. And if I'm wrong, then forget the question. But the way I read it is Microsoft is not paying you a royalty. And why would you assume then that Sony would pay you a royalty going forward?

Victor Viegas:        Let me answer your first question first. The total amount
                      of legal fees spent in this litigation, which would include all activity since February of 2002, is approximately $16 million. In 2004, that amount is approximately $7 million year-to-date. The amount in any given quarter, obviously, is influenced by that quarter's activities. We incurred a significant amount, obviously, in trial, and at other phases of the court proceedings.
                      But it's, as I said, roughly $7 million for 2004 year-to-date.

                      I believe that the motions and activities that will begin now post trial through the appeals process will be significantly lower. And in fact, I believe, depending on how long the appeal process would take, the legal fees through the appeal process could be in the neighborhood of $1 million. So I think on a quarterly basis, you will see a significant decrease in the legal fees.

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                      In terms of the Microsoft license agreement, that was a
                      license agreement reached by both parties prior to a jury verdict, in fact, prior to trial. So we reached agreement on a series of business relationships. One is a license agreement. Another is an equity investment. And there are others. And the terms of those agreements do not include an ongoing royalty for a patent portfolio license.

                      This does not include a technology license, as I've discussed earlier, previously. If Microsoft wants to use specific technology, needs our help in developing new technology, or implementing technology, that would be subject to a future arrangement between Immersion and Microsoft.

                      But those discussions were quite different than the results that we now have with Sony. With Sony, we have gone through the trial, and we have reached a verdict where the patents were deemed valid and infringed. And they awarded us an amount of $82 million on past damages. They are not in a position, nor did they address ongoing royalties. And that would be subject to a discussion that Immersion would have with Sony. And the way that we would arrive at a mutually satisfactory rate or amount is really going to be subject to those discussions.

(Ben Simmon):         Let me ask it a different way. I just want to
                      make sure that I understand that. Does Microsoft pay you any cash now -- have they -- for using the product aside from the agreement that you have with them that was announced approximately a year ago?

Victor Viegas:        Microsoft does not have an ongoing royalty
                      obligation for the patent portfolio license that we have in place.

(Ben Simmon):         Okay.  Thank you.

Victor Viegas:        Okay.  You're welcome.  Thank you.

Operator:             Your next question comes from (Robert Katz) with
                      (Senvest).

(Robert Katz):        Hi, Vic.  Congratulations on the outcome.

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Victor Viegas:        Thank you, (Robert).

(Robert Katz):        I was wondering, now that the jury has a decision,
                      when will the verdict come out, and does the judge have any leeway in how he can word the verdict that would be more favorable to you then in how you posture going forward? Or, does the judge pretty much just say what the jury decided?

Victor Viegas:        Well, so the jury reaches a verdict, which is
                      something that they have done. And then, based on post-trial motions that both sides will file, as I mentioned earlier, the verdict will not necessarily be entered as a judgment until the judge has heard the post-trial motions.

(Robert Katz):        Okay.

Victor Viegas:        So at this point, it's really going to depend on the
                      matters raised by Immersion or Sony, and how the judge might rule on those particular issues.

(Robert Katz):        So there's still some room for change, then, in how the
                      judge interprets everything?

Victor Viegas:        At this point, I would say yes, that's true. It
                      appears, by looking at the verdict, the verdict was reached unanimously. There was no ambiguity in their answers. So, it would be something the judge would look at. But I believe it would be highly unusual for the judge to find significantly different than the jury.

(Robert Katz):        Right. Okay. I was thinking, if anything, it would
                      probably be in your benefit, if you got something else to that -- the judge -- at least, he would see something more sort of in your light.

Victor Viegas:        Well, like I said, I really can't speculate one way or
                      another.

(Robert Katz):        How many PlayStations has Sony shipped year-to-date? Is
                      that number part of the whole decision?

Victor Viegas:        You know, if I knew the number, it still would be
                      confidential information. It's not something I'm at liberty to disclose.

(Robert Katz):        Great.  Thank you.

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Victor Viegas:        Thank you, (Robert).

Operator:             Your next question comes from (Mark Nouss), private
                      investor.

(Mark Nouss):         Good afternoon, gentlemen.

Victor Viegas:        Hi, (Mark).

(Mark Nouss):         How are you doing?

Victor Viegas:        Fine, thanks.

(Mark Nouss):         Vic, you had mentioned in your -- I must say quite
                      effective -- summary that Sony will appeal one of the patent issues. Is it safe to assume that, if worst-case scenario, the judge reverses that jury verdict, the damage amount would come down? And can you give us a feel for what percentage of the $82 million would be related to that particular patent?

Victor Viegas:        So let me clarify. What I believe has been discussed from
                      Sony's perspective is that the `333 patent -- they are arguing that there was inequitable conduct on Immersion's part in the prosecution of that patent. That's not a matter for the jury to decide. It's a matter for the judge to weigh the evidence. That's something that the judge will review as a separate issue.

                      So separate from that, there's an appeal process. And this is speculation. But I'm assuming Sony will appeal that verdict. And that appeal will not be limited to just a patent or...

(Mark Nouss):         Right. I understand. I was hoping for more on the first
                      part of your answer there, which was, you know, the judge considering whether there was bad conduct. And if a judge were to determine, yes, there was bad conduct, what's the effect of that on the $82 million number? Is it still within her discretion to reduce it accordingly or...?

Victor Viegas:        I'm not sure the full impact. I believe the `333
                      patent issued later than the `213 patent. If you go back to the conclusions reached by the jury, I believe they concluded that claims under the `213 patent were infringed. So therefore, the fact that they were also infringed by the `333 is very positive. But I'm not sure it's necessary, in looking at what the verdict or the damages amount would be.

(Mark Nouss):         Okay.



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Victor Viegas:        I'm going to let Patrick clarify this for you.

Patrick Reutens:      I would just point out that only 3 of the 47
                      games were found not to infringe the `213 patent. And those three games were found to infringe the `333 patent.

Victor Viegas:        So, if there was a question of validity of the `333, 3 out of the 47 games may be at risk or at issue.

(Mark Nouss):         Okay.

Victor Viegas:        Controllers, consoles obviously would not be.

(Mark Nouss):         Okay. Second part of the question -- have you any requests for interviews?

Victor Viegas:        Yes. We have quite a few requests. And I'm going to try to fulfill those later today, and tomorrow, and the balance of this week.

(Mark Nouss):         Anything on the major news programs that we can look for
                      you on?

Victor Viegas:        At this point it's still a little too early to see what
                      kind of interest there is. But there is considerable interest.

(Mark Nouss):         Okay.  Thank you.  Congratulations, gentlemen.

Victor Viegas:        Thank you, (Mark).

Operator:             Your next question comes from (Mark Kabbash) with
                      (Vistaquest).

(Mark Kabbash):       Congratulations, guys.

Victor Viegas:        Thank you, (Mark).

(Mark Kabbash):       A quick question -- seeing that Sony and
                      Microsoft seem to have -- well, definitely have infringed on those two key patents, are there other organizations out there in the universe such as Nintendo and Sega that could be deemed as potential infringers?


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Victor Viegas:        (Mark), thank you for the question, but I'm really
                      not at liberty to speculate on what the outcome of this trial has on our discussions with other companies.

(Mark Kabbash):       Okay.  That's fair.  Thank you very much.

Victor Viegas:        Thank you.

Operator:             At this time you do have a follow-up question from (Ken
                      Hagen) with (Lakeside) Capital.

Victor Viegas:        Okay, great.

(Ken Hagen):          Hey, Vic, one last question. You mentioned the 47
                      games that were at issue in this litigation. So I understand, then, that you have preserved your right to go after Sony with, in fact, all the other games that potentially infringe?

Victor Viegas:        Yes, that's correct. And maybe just a brief word
                      of clarification, because of timing and various administrative aspects of the case we were only able to test and introduce into evidence 47 games. But we clearly have access to other games and continue to test those games and reserve rights to raise those issues in the future.

(Ken Hagen):          Okay. So you've still got a lot of powder left to ignite
                      here. Great. Thanks.

Victor Viegas:        You're welcome.  Thank you, (Ken).

Operator:             You have another follow-up question from (Greg Cioth),
                      private investor.

Victor Viegas:        Hi, (Greg).

(Greg Cioth):         Hi, Vic. Just to clarify, on the year-to-date $7 million
                      for legal fees, is that year-to-date today, or is that ending Q2?

Victor Viegas:        Now we're starting to get quite specific.

(Greg Cioth):         Well, the last three months of this quarter obviously is,
                      you know, a significant legal bill, because that's when the trial took place.

Victor Viegas:        Right. I believe that number reflects the period through
                      August.

(Greg Cioth):         Through August, okay -- and now that this case has gone to trial, it seemed what I heard, Sony's defense against willful infringement is that they actually thought, because of previous art and some of the other things that you mentioned at the beginning of the call -- AT&T joystick -- that, you know, maybe they weren't found willfully infringing because they didn't think you had valid patents.

                      Now that that defense has been, by this particular jury, found not viable, or that the patents are valid, so no one else could use that defense -- the AT&T joystick defense -- does that help your case against others that may be violating and now are maybe more at risk of being found to be willful violators?

Victor Viegas:        You know, (Greg), I'm not sure I know exactly why
                      the jury decided that there was no willful infringement. I don't know if it was based on certain prior art that the jury felt were relevant. I don't know if it was a negotiated way for a jury to reach a unanimous verdict. I really just can't speculate.

                      I think, given the time of the patent filing, the publication of the patent, the introduction of the product, one could reach the conclusion that, while there was infringement, maybe it wasn't willful. So, I don't really know exactly why they reached that position. But I think others, if we were to raise the issue, I think they would form their own defense, and we'd have to take a look at that. I really can't speculate as to what it was in this trial that led them to reach that conclusion.

(Greg Cioth):         Okay. And then the other caller was talking about
                      additional powder. These were just U.S. patents. I would imagine that any negotiations or further possible, you know, trials, et cetera, could involve sales to outside of the U.S. Is that correct?

Victor Viegas:        Again, I don't really want to speculate on what we might
                      do in the future. All I really want to say is that the patents that we brought into this suit were just two U.S.
                      patents. And how we move forward is really getting into our legal strategy.

(Greg Cioth):         Okay, fair enough.  Thanks again.

Victor Viegas:        Thank you, (Greg).

Operator:             Your next question comes from (Tom Tortolani),
                      private investor.

(Tom Torolani):       Gentlemen, thank you for the update.

Victor Viegas:        You're welcome, (Tom).

(Tom Tortolani):      Actually, I had a question, but it was just answered on
                      (Greg's) question about the U.S. sales and overseas sales.
                      So, thanks again for the update, appreciate all your information.

Victor Viegas:        You're welcome.  Thank you.

Operator:             At this time there are no further questions. You may
                      proceed with your presentation or any closing remarks.

Victor Viegas:        Okay. Well thank you very much for your participation in
                      today's call. We appreciate your continued interest in Immersion. We invite you to join our financial third quarter conference call, which will be held on October 25.
                      I want to thank you for being shareholders and having an interest in Immersion, and good afternoon.

Operator:             This concludes today's Sony Litigation conference call.
                      You may now disconnect.


                                       END